UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 7, 2006

Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho

None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDACORP, Inc.
Idaho Power Company
Form 8-K

ITEM 5.02      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION
                         OF  DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS;
                         COMPENSATORY  ARRANGEMENTS OF CERTAIN OFFICERS.

Jack K. Lemley will retire from the Boards of Directors of IDACORP, Inc. ("IDACORP") and Idaho Power Company, effective December 31, 2006, in accordance with the mandatory retirement provisions of the Amended Bylaws of IDACORP and Idaho Power Company and the Idaho Power Company Restated Articles of Incorporation, as amended.  Mr. Lemley has served on the Board of Idaho Power Company since 1995 and has been a director of IDACORP since 1998, and most recently served on the Compensation Committee.

ITEM 8.01      OTHER EVENTS.

From November 7, 2006 through November 13, 2006, Jan B. Packwood, a member of the board of directors of IDACORP and Idaho Power Company, exercised 204,192 IDACORP stock options (with exercise prices ranging from $22.92 - $35.81 per share) and sold 204,192 shares of common stock.  After the sales, he beneficially owned approximately 58,640 shares of IDACORP common stock.  Mr. Packwood, age 63, whose career with IDACORP and Idaho Power Company spanned 36 years, retired as president and chief executive officer of IDACORP on July 1, 2006.

On November 16, 2006, Mr. Packwood also entered into a stock trading plan (the "Plan") in accordance with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, for the sale of additional shares of common stock.  The Plan specifies that 1,267 shares will be sold weekly at the market price (but not below a specified price), up to a maximum of 32,942 shares, subject to the terms and conditions of the Plan.  Sales will commence on March 5, 2007 and continue until March 5, 2009 or all shares are sold, whichever is earlier.

Mr. Packwood has told IDACORP that the purpose of the sales of the stock in November 2006 and pursuant to the Plan is to diversify his assets in connection with his retirement.  The sales will provide additional liquidity for his retirement and for estate planning purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  November 17, 2006

IDACORP, Inc.

By:   /s/ Darrel T. Anderson
Darrel T. Anderson

         Senior Vice President -

         Administrative Services and

         Chief Financial Officer

Idaho Power Company

By:   /s/ Darrel T. Anderson
Darrel T. Anderson

         Senior Vice President -

         Administrative Services and

         Chief Financial Officer3